EXHIBIT 11.1

                       Universal Insurance Holdings, Inc.

             Statement Regarding the Computation of Per Share Income

The following table reconciles the numerator (earnings) and denominator (shares) of the basic and diluted earnings per share computations for net income for the three month periods ended March 31, 2005 and 2004.

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                                                     Three Months Ended                         Three Months Ended
                                                       March 31, 2005                             March 31, 2004
                                                       --------------                             --------------
                                          Income
                                         Available                                 Income
                                         to Common                               Available
                                         Per-Share                   Per-Share   to Common                       Per-Share
                                        Stockholders       Shares     Amount     Stockholders      Shares         Amount
                                        ------------       ------     ------     ------------      -------        ------
Net income                                $1,001,017                               $28,665
 Less: Preferred stock dividends            (12,488)                              (12,488)
                                        -------------                            ----------
Income available to common
   stockholders                             $988,529     31,778,000     $0.03      $16,177      27,213,000        $0.00
                                                                        =====                                     =====

Effect of dilutive securities:

   Stock options and warrants                    ---         42,000       ---          ---         100,000          ---
   Preferred stock                            12,488        568,000       ---       12,488         568,000          ---
                                              ------        -------    ------     --------         -------        -----
Income available to common
 stockholders and assumed
    conversion                            $1,001,017     32,388,000     $0.03      $28,665      27,881,000        $0.00
                                          ==========     ==========     =====      =======      ==========        =====


Options and warrants totaling 10,403,000 and 9,226,000 were excluded from the calculation of diluted earnings per share as their effect was anti-dilutive for the three months ended March 31, 2005 and 2004, respectively.